Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208245 on Form S-8 and Registration Statement No. 333-200213 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc., and subsidiaries, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Scripps Networks Interactive, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio February 27, 2018